EXHIBIT 10.8

                        MediaNet Group Technologies, Inc.
               1515 N. Federal Hwy. Suite 300 Boca Raton, FL 33432
                       Phone 561-392-4550 Fax 561-864-1065
 www.medianetgroup.com www.brandaport.com www.bsprewards.com www.doodyville.com


October 1, 2003


Board of Directors of MediaNet Group Technologies, Inc.
1515 N. Federal Hwy.  Suite 300
Boca Raton, FL 33432


Gentlemen:

This letter shall confirm my agreement to extend the date for repayment of all loans due me through December 31, 2004. Said loans will be due and payable on January 1, 2005, without interest. Said advances shall be non-interest bearing if repaid by March 1, 2005. Any outstanding balance will bear interest at 6% thereafter.

Additionally, I agree to loan the Company up to $120,000 over the next 12 months as necessary, commencing this month. Said loans will be due and payable on January 1, 2005, without interest. Said advances shall be non-interest bearing if repaid by March 1, 2005. Any outstanding balance will bear interest at 6% thereafter

If mutually agreed, I will have a right to exchange, on a quarterly basis, any or all of the dollars advanced for restricted common shares of the Company to be valued at $1.65 per share.

Yours truly,

/s/ Martin Berns
Martin Berns
Chief Executive Officer